PURCHASE AGREEMENT, dated as of December 31, 2008 (the “Agreement”), among STI GROUP, INC., a Delaware corporation (“STIG”), SYSTEMS EVOLUTION, INC., an Idaho corporation (“SEI”).

WHEREAS the SEI is the owner of 100% of  the issued and outstanding shares (the “SEIT Shares”) of common stock of Systems Evolution Incorporated, a Texas corporation (“SEIT”); and

WHEREAS, SEI conducts, directly and indirectly through SEIT, a business which provides software development services, managed network support services and other consulting services (the “Business”); and

WHEREAS, STIG desires to purchase the SEIT Shares and all of the other assets of the Business (including the SEIT Shares) from SEI, and SEI desires to sell the SEIT Shares and all of the other assets of the Business to STIG, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, STIG agrees to purchase from SEI and SEI agree to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to STIG at Closing (as defined below), free and clear of all mortgages, liens, pledges, charges, security interests or encumbrances of any kind (“Liens”), all of the assets, properties and business, other than the Excluded Assets (as defined below), of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by any SEI as the same shall exist as of the date of the Closing (the “Purchased Assets”), and including, without limitation, all right, title and interest of SEI in, to and under:

(a)   All personal property and interest therein, including equipment, furniture, office equipment, communications equipment,

(b)   All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments;

(c)   All accounts, notes and other receivables, including (without limitation) those set forth in Schedule A hereto;

(d)   All prepaid expenses to the extent relating to the operation of the Business;

(e)   All of SEI’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(f)   All patents, copyrights, trademarks, trade names, service marks, service names, technology know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property and any applications for the same used in the Business;

(g)  All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business;

(h)  All books, records, files and papers, whether in hard copy or computer format, used in the Business, including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to taxes imposed on the Purchased Assets;

(i)   All computer software programs and data used in connection with the Business;

(j)   All of the SEIT Shares;

(k)  the shares of common stock of DataLogic International, Inc. identified on Schedule A hereto; and

(l)   All goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that STIG is the successor to the Business.

Section 1.02 Excluded Assets.  STIG expressly understands and agrees that the following assets and properties of SEI (the “Excluded Assets”) will be excluded from the Purchased Assets:

(a)  All assets acquired by SEI pursuant to the Asset Purchase Agreement, of even date herewith, between SEI and DealerAdvance, Inc.

(b)  All of SEI’s tax-loss carry forwards; and

(c)  All records to be delivered by SEI under the Asset Purchase Agreement pursuant to the Asset Purchase Agreement of even date herewith.

Section 1.03 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, STIG agrees, effective at the time of the Closing to assume the liabilities identified on Schedule B hereto (the “Assumed Liabilities”).

Section 1.04 Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, STIG is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of SEI (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of SEI.

Section 1.05 Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of STIG or SEI thereunder.  Each of SEI and STIG will use their best efforts (but without any payment of money by SEI or STIG) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to STIG as STIG may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of SEI thereunder so that STIG would not in fact receive all such rights, each of SEI and STIG will cooperate in a mutually agreeable arrangement under which STIG would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to STIG, or under which SEI would enforce for the benefit of STIG, with STIG assuming SEI’s obligations, any and all rights of each Seller against a third party thereto.  SEI will promptly pay to STIG when received all monies received by SEI under any Purchased Asset or any claim or right or any benefit arising thereunder.

Section 1.06 Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of STIG in San Juan Capistrano, California on December 31, 2008, subject to the satisfaction of the conditions set forth in Article V, or at such other time or place as SEI and STIG may agree.  At the Closing,

(a)  SEI and STIG shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A; and

(b) SEI shall deliver to STIG such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by STIG, each in form and substance satisfactory to STIG and its legal counsel and executed by SEI.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SEI

SEI hereby represents and warrants to STIG that:

Section 2.01 Organization.  Each of SEI and SEIT is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 2.02 Capitalization.

(a)  The authorized capital stock of the SEIT consists of 1500 shares of common stock, no par value (“SEIT Common Stock”).  All the issued and outstanding shares of SEIT Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth above, there are not now, and at the date of the Closing (the “Closing Date”) there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of SEIT issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the SEIT to issue, transfer or sell any of its securities.

(b)  SEIT does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

Section 2.03 Title to Purchased Assets.  Upon consummation of the transaction contemplated hereby, STIG will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.   SEI owns beneficially all of the SEIT Shares.   Such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

Section 2.04 Corporate Authorization.  The execution, delivery and performance by SEI of this Agreement and the consummation by SEI of the transactions contemplated hereby are within SEI’s corporate powers and have been duly authorized by all necessary corporate action of SEI.  This Agreement has been duly and validly executed and delivered by SEI and constitutes a valid and binding agreement of SEI, enforceable against SEI in accordance with its terms.

Section 2.05 Governmental Authorization; Consents.

(a)  The execution, delivery and performance by SEI of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b)  No consent, approval, waiver or other action by an person or entity (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which either SEI or SEIT is a party or by which either of them is bound is required or necessary for the execution, delivery and performance of this Agreement by SEI or the consummation of the transactions contemplated hereby, other than the consent of the holders of SEI’s secured noteholders.

Section 2.06 Non-Contravention.  The execution, delivery and performance by SEI of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of SEI, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SEI or SEIT; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of SEI or SEIT or to a loss of any benefit to which SEI or SEIT is entitled under any provision of any agreement, contract, or other instrument binding upon SEI or SEIT or any license, franchise, permit or other similar authorization held by SEI or SEIT or (iv) result in the creation or imposition of any Lien on any asset of SEI or SEIT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STIG

STIG hereby represents and warrants to SEI that:

Section 3.01 Organization.  STIG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.02 Corporate Authorization.  The execution, delivery and performance by STIG of this Agreement and the consummation by STIG of the transactions contemplated hereby are within STIG’s corporate powers and have been duly authorized by all necessary corporate action of STIG.  This Agreement has been duly and validly executed and delivered by STIG and constitutes a valid and binding agreement of STIG, enforceable against STIG in accordance with its terms.

Section 3.03 Governmental Authorization; Consents.

(a)  The execution, delivery and performance by STIG of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b)  No consent, approval, waiver or other action by an person or entity (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which STIG is a party or by which either of them is bound is required or necessary for the execution, delivery and performance of this Agreement by STIG or the consummation of the transactions contemplated hereby.

Section 3.04 Non-Contravention.  The execution, delivery and performance by STIG of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of STIG, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to STIG; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of STIG or to a loss of any benefit to which STIG is entitled under any provision of any agreement, contract, or other instrument binding upon STIG or any license, franchise, permit or other similar authorization held by STIG or (iv) result in the creation or imposition of any Lien on any asset of STIG.

ARTICLE IV
COVENANTS

Section 4.01   Covenants of SEI.  SEI agrees that:

(a)   Conduct of the Business.  During the period from the date of this Agreement and continuing until the Closing Date, SEI shall conduct the Business in the ordinary course consistent with past practices and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

 (b)  Stockholders’ Meeting.  SEI will take all necessary action, to the extent permitted by applicable law, to obtain stockholder ratification of the transactions contemplated by this Agreement at the Special Meeting of Stockholders of SEI called (by action of SEI’s Board of Directors) for January 20, 2009 or any adjournment thereof (the “Special Meeting”).  Without limiting the foregoing, SEI will (a) mail a notice of special meeting in compliance with applicable law, (b) submit for ratification of its stockholder the transactions contemplated by this Agreement and (c) not modify the record date of December 30, 2008 established for the Special Meeting.

Section 4.02 Additional Covenants of the Parties.  Each party hereto agrees that:

(a)  Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees (i) to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)  Public Announcements. The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect there

 (c)  Tax Matters.

 (i)  As used herein, "Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

 (ii)  SEI and STIG agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  SEI and STIG shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.02(c).

(iii)  All real property, personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between SEI and STIG as of the Closing Date based on the number of days of such taxable period included in the any Tax period (or portion thereof) ending after the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period included in any Tax period (or portion thereof) ending on or before the close of business on the Closing Date (the “Post-Closing Tax Period”).  SEI shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and STIG shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(iv)  Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to STIG and any recording or filing fees with respect thereto shall be the responsibility of SEI.

ARTICLE V
CONDITIONS

Section 5.01 Conditions to Each Party's Obligation.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a)  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents, shall have been filed, occurred or been obtained.

(b)  No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 5.02 Conditions to Obligation of STIG.  The obligation of STIG to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of SEI set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date

(b)  SEI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

 (d)   STIG shall have received (i) resolutions duly adopted by the Board of Directors of the SEI approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable SEI to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of SEI and the authority of SEI for this Agreement, all in form and substance reasonable satisfactory to STIG.

Section 5.03 Conditions to Obligations of SEI.  The obligations of SEI to consummate the Closing are subject to the following further conditions:

(a)  The representations and warranties of STIG set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)  STIG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

 (d)  SEI shall have received (i) resolutions duly adopted by the Board of Directors of STIG approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable STIG to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of STIG and the authority of STIG for this Agreement, all in form and substance reasonable satisfactory to SEI.

ARTICLE VI
TERMINATION AND AMENDMENT

Section 6.01 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual consent of STIG and SEI; or

(b)  by either STIG or SEI if the Closing shall not have been consummated before December 31, 2008 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement).

Section 6.02 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders.  Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

Section 6.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.04 Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.01 Survival.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise.

Section 8.02 Expenses.  Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

Section 8.03 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to a party at the address of such party set forth in the signature pages to this Agreement (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent.

Section 8.04 Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 8.05 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all together will constitute one document.  The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 8.06 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

 Section 8.07 Specific Performance.  The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

Section 8.08 Governing Law; Jurisdiction.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.  The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in Orange County, California, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Orange County, California is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of California.  The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 10.08 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.  The parties hereby waive all rights to a trial by jury.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

STI GROUP, INC.

By
	Name:	David Walters
	Title:	Chief Executive Officer
	Address:	30900 Rancho Viejo Road
San Juan Capistrano, CA 92675

SYSTEMS EVOLUTION, INC.

By
	Name:	David Walters
	Title:	Chief Executive Officer
	Address:	30900 Rancho Viejo Road
San Juan Capistrano, CA 92675